Exhibit 10.2

November 9, 2010

Jay S. Bullock

Executive Vice President & Chief Financial Officer

Argo Group International Holdings, Ltd.

110 Pitts Bay Road

Pembroke HM 08 Bermuda

Dear Mr. Bullock:

Please find enclosed the Executive Employment Agreement (the “Agreement”), executed of even date herewith, between you and Argo Group International Holdings, Ltd. (the “Company”). Upon execution of the Agreement and this letter, the Company shall pay you a retention bonus in a lump sum amount, in cash, equal to One Million Five Hundred Thousand Dollars (US $1,500,000), payable within three (3) business days following the Effective Date (the “Retention Bonus”). You agree that if you terminate the Agreement pursuant to section 6(g) or if the Company terminates the Agreement pursuant to section 6(c):

(a)	on or before March 15, 2012, you will repay $542,500 to the Company;

(b)	on or before March 15, 2013, you will repay $361,650 to the Company;

(c)	on or before March 15, 2014, you will repay $180,830 to the Company.

The foregoing amounts shall be repaid to the Company within 30 days following the Termination Date.

In addition to the foregoing, the Company agrees to provide you with a family travel allowance of up to $25,000 per year. Reimbursement for these expenses shall be subject to Section 5 of the Agreement including submission of appropriate documentation to support the expenses incurred.

You and the Company hereby acknowledge and agree that nothing in this letter changes the respective obligations of the parties under the Agreement. Except as otherwise expressly provided for in this letter, in no event shall this letter be deemed to constitute a modification or amendment of any provision of the Agreement or a waiver of, or modification or amendment to, any rights granted to any party under the Agreement. Capitalized terms not otherwise defined herein shall have the same meanings given to them in the Agreement.

Please confirm your agreement to the foregoing by executing this letter in the space provided below.

Sincerely yours,

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:	/s/ Mark E. Watson III
Name:	Mark E. Watson III
Title:	President & CEO

Accepted and Agreed:

/s/ Jay S. Bullock
Jay S. Bullock